UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SWANK, INC
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SWANK, INC.   90 Park Avenue, New York, New York 10016

Notice of Annual Meeting of Stockholders

To our Stockholders:

                The 2007 Annual Meeting of Stockholders of Swank, Inc. (the “Company”) will be held at the Company’s offices at 656 Joseph Warner Boulevard, Taunton, Massachusetts 02780, on Thursday, August 23, 2007, at 9:30 a.m. local time, for the purpose of considering and acting upon the following:

1.	The election of two Class III directors to serve on the Company’s Board of Directors.

2.	The ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company.

3.	The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

                Only holders of record of Common Stock at the close of business on July 9, 2007 will be entitled to notice of, and to vote at, the meeting or any adjournments or postponements thereof.

By Order of the Board of Directors

Jerold R. Kassner, Secretary

Dated:  July 20, 2007

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

SWANK, INC.
90 Park Avenue
New York, New York 10016

_________________

PROXY STATEMENT

_________________

                This Proxy Statement is being sent to stockholders of Swank, Inc., a Delaware corporation, in connection with the solicitation by our Board of Directors of proxies in the form enclosed for use at the Company’s 2007 Annual Meeting of Stockholders and at any adjournments or postponements thereof. In this Proxy Statement, we refer to Swank, Inc. as “we,” “us,” “our,” or the “Company” and we refer to the 2007 Annual Meeting of Stockholders, as it may be adjourned or postponed, as the “Annual Meeting.” This Proxy Statement is being sent to our stockholders on or about July 20, 2007.

                Stockholders who own shares of our common stock of record as of the close of business on July 9, 2007 are entitled to notice of, and to vote at, the Annual Meeting. We refer to that time and date as the “record date.” On the record date, there were outstanding 6,074,699 shares of our common stock, which is our only class of voting securities. Each outstanding share of common stock at the close of business on the record date is entitled to one vote on all matters to be voted on at the Annual Meeting.

                The presence, in person or by proxy, of a majority of the issued and outstanding shares of our common stock on the record date will constitute a quorum for the purposes of the Annual Meeting. The affirmative vote of a plurality of votes cast, in person or by proxy, and entitled to vote for the election of directors will be required to elect directors. The affirmative vote of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote on the matter will be required to ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

OWNERSHIP OF VOTING SECURITIES

Ownership by Certain Stockholders

                The following table sets forth information at July 9, 2007 with respect to each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who is known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common Stock,	The New Swank, Inc.
$.10 par value per share	Retirement Plan	2,487,088 (1)(2)	40.9%
	90 Park Avenue
	New York, NY 10016

Common Stock,	John Tulin
$.10 par value per share	90 Park Avenue	1,861,559 (3)(4)	30.6%
	New York, NY 10016
Common Stock,	Raymond Vise
$.10 par value per share	8 El Paseo	1,481,265 (3)(5)	24.4%
	Irvine, CA 92715
Common Stock,	Slater Capital Management, L.L.C.
$.10 par value per share	825 Third Avenue	522,200 (6)	8.6%
	New York, NY 10022

_________________

(1)    This amount includes 1,014,627 shares of our common stock allocated to participants’ accounts in The New Swank, Inc. Retirement Plan (which we refer to in this Proxy Statement as the “Retirement Plan”) and as to which such participants may direct the trustees of the Retirement Plan as to voting on all matters.

(2)    This amount also includes 1,323,051 shares of our common stock allocated to participants’ accounts in the Retirement Plan as to which participants may direct the trustees as to voting only on certain significant corporate events and as to which the trustees may vote on all other matters in their discretion. The terms of the Retirement Plan provide that shares allocated to accounts as to which no voting instructions are received are required to be voted in the same proportion as shares allocated to accounts as to which voting instructions are received. This amount also includes 149,411 shares held in accounts under the Retirement Plan as to which participants may direct the trustees as to voting on all matters, but which may be disposed of in the discretion of the trustees.

(3)    John A. Tulin, our Chairman of the Board, Chief Executive Officer and a director, and Raymond Vise, a director of the Company, are co-trustees of the Retirement Plan. This amount includes 1,323,051 shares of our common stock held in accounts as to which the trustees have sole voting power as to certain matters (see footnote 2 above), and 149,411 shares held in accounts under the Retirement Plan which may be disposed of in the discretion of the trustees (see footnote 2 above).

(4)   This amount includes 1,060 shares owned by Mr. Tulin’s wife, 10,000 shares held jointly by Mr. Tulin and his wife, and 2,333 shares held by Mr. Tulin’s daughter. Mr. Tulin disclaims beneficial ownership of these shares. This amount also includes 30,895 shares allocated to his accounts under the Retirement Plan.

(5)     This amount includes 1,667 shares which Mr. Vise has the right to acquire within 60 days through the exercise of stock options granted under our 1994 Non-Employee Director Stock Option Plan. This plan expired by its terms, and no further options may be granted thereunder, although it remains in effect as to previously granted stock options.

(6)     Based on information provided by Slater Capital Management, L.L.C. (“Slater”), Slater has shared voting and dispositive power as to the shares set forth in the table above opposite its name. Slater has indicated that those shares include 453,100 shares (representing 7.46 % of the outstanding shares of our common stock) beneficially owned by both (a) Slater Equity Partners, L.P. (“SEP”), a private investment fund for which Slater serves as the investment manager, and (b) Slater Asset Management, L.L.C., which is the general partner of SEP, as well as other shares which are owned by another account for which Slater serves as investment manager.  Slater has also indicated that the shares set forth in the table above include 5,400 shares of our common stock held in an account for a family member of Steven L. Martin, who Slater has advised us is the sole control person of Slater.

Ownership by Management

                The following table sets forth information at July 9, 2007 as to the ownership of shares of our common stock with respect to:

•	each of our directors and nominees for election as directors;

•	each executive officer named in the Summary Compensation Table under the caption "Executive Compensation--Summary Compensation Table" below; and

•	all of our directors, nominees for election as directors, and executive officers as a group (9 persons).

                We understand that, unless otherwise noted below, each person and each person in the group named below has sole voting and dispositive power with respect to the shares of common stock indicated as beneficially owned by such person or such group.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
John J. Macht	6,666	(1)	*
James Tulin	261,515	(2)	4.3%
John Tulin	1,861,559	(3)	30.6%
Raymond Vise	1,481,265	(4)	24.4%
Eric P. Luft	103,288	(5)	1.7%
Melvin Goldfeder	209,347	(6)	3.4%
Jerold R. Kassner	85,609	(7)	1.4%
Michael M. Rubin		--	--
All directors and executive officers as a group (9 persons)	2,629,055	(8)	43.2%

        *Less than one percent (1%).

_________________

(1)    Includes 6,666 shares which Mr. Macht has the right to acquire within 60 days through the exercise of stock options under the Company’s 1994 Non-Employee Director Stock Option Plan.

(2)    Includes an aggregate of 142 shares held by his children and an aggregate of 29,850 shares of Common Stock allocated to his accounts under the Retirement Plan.

(3)    Includes the shares referred to in footnotes 3 and 4 of the first table above under the caption “Ownership of Voting Securities—Ownership by Certain Stockholders.”

(4)    Includes the shares referred to in footnotes 3 and 5 to the first table above under the caption “Ownership of Voting Securities—Ownership by Certain Stockholders.”

(5)    Includes an aggregate of 24,288 shares of Common Stock allocated to his accounts under the Retirement Plan.

(6)    Includes an aggregate of 25,449 shares of Common Stock allocated to his accounts under the Retirement Plan.

(7)    Includes an aggregate of 10,609 shares of Common Stock allocated to his accounts under the Retirement Plan.

(8)    Reference is made to footnotes (1) through (7) above. This amount also includes 139,959 shares of Common Stock allocated to the respective accounts of executive officers under the Retirement Plan.

I.  ELECTION OF DIRECTORS

                Our Board of Directors is divided into three classes, designated as Class I, Class II and Class III, with each class to be as nearly equal in number as possible. At each annual meeting of stockholders, directors are elected for a term of three years, to succeed those in the class whose terms expire at that annual meeting, and the election and qualification of their respective successors.

                At the Annual Meeting, stockholders will be electing two Class III directors for a term of three years, until the annual meeting of stockholders in the year 2010 and the election and qualification of their respective successors.

                Unless otherwise indicated thereon, all proxies received will be voted in favor of the election of the nominees for election as directors. Should the nominees not remain candidates at the time of the Annual Meeting (a situation which is not now anticipated), proxies solicited hereunder will be voted in favor of any substitute nominees.

                The following sets forth certain information about the nominees for election as directors of the Company and each director whose term of office will continue after the Annual Meeting, including his principal occupation or employment:

Nominee:

Raymond Vise (1)(2)(3)(4) — Class III

                Raymond Vise, who is 85 years old, served as Senior Vice President of the Company for more than five years prior to his retirement in 1987. Mr. Vise became a director in 1963.

Michael M. Rubin (5) – Class III

                Michael M. Rubin, who is 49 years old, has been the managing member of mRm & Associates, a management consulting firm, for more than the past five years.

Directors whose terms of office will continue after the Annual Meeting:

Eric Luft — Class I

                Eric Luft, who is 52 years old, has served as our President since March 2007. Mr. Luft served as Senior Vice President-Men’s Division from October 1995 to March 2007, and as a Divisional Vice President of the Men’s Products Division from June 1989 until January 1993, when he was elected a Senior Vice President. Mr. Luft became a director in December 2000.

James Tulin (1) — Class I

                James E. Tulin, who is 56 years old, has served as Senior Vice President-Merchandising of the Company since October 1995. For more than five years prior to October 1995, Mr. Tulin served as a Senior Vice President. Mr. Tulin has been a director since 1985.

John Tulin (1) — Class II

                John Tulin, who is 60 years old, has served as the Company’s Chief Executive Officer since October 1995 and was elected to the additional position of Chairman of the Board in March 2007. Mr. Tulin served as our President from October 1995 until March 2007. Mr. Tulin joined us in 1971, was elected a Vice President in 1974, Senior Vice President in 1979, Executive Vice President in 1982, and President in October 1995. He has served as a director since 1975.

John J. Macht (2)(3)(4) — Class II

                John J. Macht, who is 70 years old, has been President of The Macht Group, a marketing and retail consulting firm, since July 1992. Mr. Macht became a director of the Company in 1995.

_________________

(1)     Member of the Executive Committee of the Board.

(2)     Member of the Audit Committee of the Board. There were four meetings of the Audit Committee during the fiscal year ended December 31, 2006. Mr. Vise and Mr. Macht do not meet the independence requirements for audit committee members under the listing standards of The Nasdaq Stock Market, Inc. The Audit Committee’s primary function is to assist our Board of Directors in fulfilling the Board’s oversight responsibility by reviewing the financial reports and other financial information provided by us to any governmental body or the public, our systems of internal controls regarding finance, accounting, legal compliance and ethics that may be established from time to time, and our auditing, accounting and financial reporting processes generally, as all more fully described in the charter of the Audit Committee. A copy of the Audit Committee’s charter was included as an exhibit to our proxy statement relating to our 2005 annual meeting of stockholders; it is not available on our website. We do not presently have an audit committee financial expert, within the meaning of the rules and regulations under the Exchange Act, serving on the Audit Committee of the Board of Directors. Based on our past operating results, we have not attracted an acceptable audit committee financial expert to serve on the Board’s Audit Committee. However, our Board of Directors has determined that Michael M. Rubin, a nominee for election as a director who will become a member of the Audit Committee if he is elected as a director, is an audit committee financial expert within the meaning of the rules and regulations under the Exchange Act.

(3)     Member of the Executive Compensation Committee of the Board. There were no formal meetings of the Executive Compensation Committee during the last fiscal year, although the committee does meet informally throughout the year. This committee reviews and approves the annual compensation, including bonuses, for our Chief Executive Officer, the other employee members of the Board of Directors, (each of whom has an employment agreement with us (see “Executive Compensation—Employment Contracts and Severance Agreements” below)), and each of our other executive officers.

(4)     Member of the Stock Option Committee of the Board. There were no meetings of this committee during the last fiscal year. This committee administers our compensation plans under which stock and stock-based compensation is awarded other than under our 1998 Equity Incentive Compensation Plan, which is administered by the entire Board of Directors.

(5)     Mr. Rubin, who is one of the Board’s nominees for election as a director, was recommended for nomination by our chief executive officer. If he is elected as a director, Mr. Rubin will become a member of the Audit Committee of the Board.

Family Relationships

                There are no family relationships among any of the persons listed above or among any of such persons and any of our other executive officers, except that John A. Tulin and James E. Tulin are brothers.

Meetings of the Board of Directors

                There were four meetings of the Board during the last fiscal year. Each of the directors attended at least 75% of the aggregate of all such Board meetings and all meetings held by committees of the Board on which he served. Our policy is that all directors should make every reasonable effort to attend each annual meeting of stockholders. At the 2006 annual meeting of stockholders, four of the five members of the Board were in attendance.

Directors’ Independence

                Our common stock is traded in the over-the-counter market, and, accordingly, there are no listing standards relating to the independence of members of our Board of Directors that are applicable to us. Mr. Vise and Mr. Rubin, the Board’s nominees for election as directors, meet the independence requirements for directors under the listing standards of The Nasdaq Stock Market, Inc. The other present members of our Board do not meet such requirements. In addition, Mr. Rubin, who will become a member of our Audit Committee if he is elected as a director, meets the independence requirements under the rules of The Nasdaq Stock Market, Inc. for audit committee members.

Nominations Process

                Our Board of Directors does not have a nominating committee or a nominating committee charter. Historically, the entire Board of Directors has selected nominees for election as directors. Our Board believes that this process works well, particularly since it has been its practice to require unanimous approval by directors for the selection of director nominees.

                The Board considers nominees that come to its attention from present members of the Board, from employees and other persons. Consideration of potential nominees typically will involve a series of internal discussions, review of information concerning the candidate, and, if appropriate, interviews with selected candidates. While no single factor is determinative in reviewing potential candidates for election to the Board, and there are no specific, minimum qualifications that a nominee must possess, the Board believes that the following factors generally should be considered in the process of selecting nominees for election as directors, whether the individual is recommended by the Board or by stockholders: educational experience, work experience and business acumen generally; the then current size and make-up of the Board; a willingness to work productively with the other members of the Board; the ability of the prospective nominee to represent the interests of our stockholders; professional experience in the men’s accessories, retail, licensing, importing, manufacturing and related industries; the prospective nominee’s ability to dedicate sufficient time, energy and attention to the performance of his or her duties as our director; the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for membership on our Board; and personal qualities of leadership, character, integrity and judgment. These factors, and any other qualifications considered useful by the Board, are reviewed in the context of an assessment of our and the Board’s perceived needs at a particular point in time. As a result, the priorities and emphasis of the Board may change from time to time to consider, among other things, changes in our financial position, business trends, and the contributions and prospective contributions of members of, and nominees for membership on, the Board.

        The Board will evaluate nominees of stockholders using the same criteria as it uses in evaluating other nominees to the Board. A stockholder seeking to recommend a prospective nominee for consideration by the Board may submit the nominee’s name and qualifications to us by mailing it to Jerold R. Kassner, Secretary, Swank, Inc., 656 Joseph Warner Boulevard, Taunton, MA 02780.

Communications with the Board

                Stockholders who desire to communicate with the Board, or with a specific director, including on an anonymous or confidential basis, may do so by delivering a written communication to the Board, or to the specific director, c/o the Secretary of the Company at the address set forth in the immediately preceding paragraph. The envelope of any communication which a stockholder wishes to be confidential should be conspicuously marked “Confidential” and the Secretary will not open the communication. The Secretary promptly will forward all stockholder communications to the Board and any specified directors.

Audit Committee Report

                Management has the primary responsibility for our financial reporting process, including our financial statements, while the Board is responsible for overseeing our accounting, auditing and financial reporting practices. Our independent registered public accounting firm has the responsibility for the examination of our annual financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. In assisting the Board in fulfilling its oversight responsibility with respect to our fiscal year ended December 31, 2006, the Audit Committee:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with management and BDO Seidman, LLP, the Company’s independent registered public accounting firm;

•	Discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	Received the written disclosures and the letter from BDO Seidman, LLP regarding its independence as required by Independence Standards Board Standard No. 1, and has discussed with BDO Seidman, LLP that firm’s independence.

                Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for that year.

Respectfully,

Raymond Vise John J. Macht

COMPENSATION DISCUSSION AND ANALYSIS

                General Philosophy and Objectives

                Our executive compensation policies are intended to attract, motivate and retain key executives of superior ability. Our main objectives are to reward individuals for their contributions to our performance and provide them with a stake in our long-term success. Compensation programs for our executives are constructed in an effort to reward them, in the short-term, for individual performance and overall corporate performance through a combination of base salary, discretionary bonuses, and commission compensation for those individuals whose primary duties and responsibilities are the sale of our product offerings, and in the longer-term, by tying a portion of their compensation directly to the performance of our common stock.

                Compensation Process

                Our Executive Compensation Committee, comprised of Raymond Vise and John J. Macht, reviews and expressly approves the compensation of our Chairman of the Board and Chief Executive Officer, President, Chief Financial Officer, and each of our other executive officers. For fiscal 2006, the Executive Compensation Committee reviewed and approved the compensation of the five Named Officers, which is how we refer later in this Proxy Statement to John Tulin, Jerold R. Kassner, James E. Tulin, Eric P. Luft and Melvin Goldfeder. Our Board of Directors, without the participation of any interested member of the Board, approves the grant of stock options and any other awards under our 1998 Equity Incentive Compensation Plan, and approves the terms and conditions of any employment, severance, “change of control” or other written employment agreement with any of our executive officers.

                Elements of Compensation

                The primary elements of executive compensation for our Named Officers are as follows:

•	Annual base salary;
•	Bonus compensation, in the discretion of the Executive Compensation Committee or the Chief Executive Officer, as applicable;
•	Commission Compensation for our sales executives;
•	A long-term incentive component, generally consisting of the grant of stock options, also in the discretion of the Board of Directors;
•	Change of control benefits; and
•	Perquisites and other benefits

We do not objectively allocate compensation between currently paid and long-term compensation, or between cash and non-cash compensation, and no specific benchmarks or other quantitative measures typically are used. Instead, the Executive Compensation Committee and the Board of Directors believe that they should be able to maintain an overall objective of attracting, motivating and retaining our key executives while at the same time preserving discretion to increase or decrease variable compensation on a year-to-year basis depending on individual and corporate performance, or, in fact, not to pay any such compensation in any particular year if that is considered appropriate.

                Base Salary. Base salary provides an executive with his or her basic compensation. It is intended to reflect the skill, experience, and overall value an individual brings to our business, as well as the individual’s length of service and historic performance. The base salary for our Chief Executive Officer, our President and one of our Senior Vice Presidents, as discussed below, is set by the terms of their respective employment agreements. The Board has retained the discretion to increase those base salary levels in its discretion. Annual reviews are typically made of the base salary of each Named Officer, and annual adjustments made if adjustments are considered necessary. However, when warranted by business considerations, such as profitability, gross margin levels, and/or cash flow considerations, among others, annual adjustments may either be delayed, or may not be made.

                During the 5-year period from 2001 through 2005, the base salary of our Chief Executive Officer remained unchanged. Increases in the salary levels of our other executive officers generally were limited to those individuals with significant added responsibilities or in an effort to “meet the competition” to the extent necessary to retain the services of the executive. Annual adjustments in the salaries for the Named Officers in 2006, to the extent made, were intended to address the lack of salary adjustments in prior periods and to reward the loyalty of these individuals during challenging business times.

                At the start of fiscal 2007, we entered into new employment agreements with our Chief Executive Officer and a Senior Vice President of the Company, which replaced then expiring agreements with them. We also amended our employment agreement with our President. Mr. Tulin’s base salary has been increased less than 10% when compared to his base salary for the fiscal year just ended, which we believe is a conservative but proper approach of rewarding Mr. Tulin for his central leadership role with the Company, while continuing our philosophy of a limited fixed-cost structure. James Tulin’s and Eric Luft’s base salaries have not been increased over their fiscal 2006 levels. These agreements are described in more detail below under the caption “Executive Compensation—Employment Contracts and Severance Agreements.” We increased the base salary of our Chief Financial Officer to bring his compensation more in line with our other senior executives and to more accurately reflect his value and importance to our past and continued success.

                Bonuses.       Cash bonuses are awarded on a discretionary basis. Bonuses in the past have occasionally been based on gross profit or profitability goals and performance metrics. However, we generally believe that retaining flexibility allows us to consider a number of factors that an objective performance metric may not permit, or to award available bonus dollars to those individuals whose contributions to a particular achievement merit special recognition. Cash bonuses are intended to reward the loyalty of our executives, provide incentive for a positive performance, and communicate to our executives that when individual and collective efforts result in positive corporate performance, their performance will be rewarded.

                In fiscal 2006, the Company achieved its best operating performance in more than ten years, completing a three-year period of profitability. In light of this performance, and in great part because for the 5-year period from 2001 through 2005 only token bonus compensation had been paid to any of our executives (other than, as discussed above, for those individuals with significant added responsibilities), cash bonuses were granted to our Named Officers.

                Commission Compensation. Commission compensation is generally an element of the total compensation of those of our executives whose primary responsibility is the sale of our products, and is intended both to incentivize and also to reward them in performing their duties. Customarily the base salaries of these individuals are set at a lower level than other executives, with the goal of providing them with an incentive to maximize sales. Each of Mr. Goldfeder, who is in charge of the Special Markets Division of the Company, and Mr. Luft, whose primary responsibility is our United States non-Special Markets businesses, are paid relatively modest base salaries, as noted below in the table under the caption “Executive Compensation—Summary Compensation Table,” compared with our other executives. Mr. Luft’s employment agreement has been amended to provide him with a revised commission compensation formula, and is described in detail below under the caption “Executive Compensation—Employment Contracts and Severance Arrangements.” Commission formulas are generally set at levels that we believe are competitive based on our knowledge of our industry.

                Long-Term Incentive Compensation. The long-term component of our executive compensation is designed to provide a commonality of interests between our executives and our stockholders. In the past, we have utilized stock options as the primary method of providing long-term and equity-based compensation. Grants under our 1998 Equity Incentive Compensation Plan, along with annual bonuses, are the primary methods used to provide long-term motivation to our executives, and to allow them to participate in the growth of the Company through increases in the price of our shares of common stock, thereby linking their interests with those of our stockholders. The 1998 Equity Incentive Compensation Plan provides for the grant, in the discretion of the Board of Directors, of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and performance and other awards. The Board of Directors may, in connection with the grant of each option or award, establish one or more objective criteria (which may include reference to revenues, margin, profits or other goals) to determine whether the options or awards vest or otherwise will become exercisable, and/or whether any amounts will become payable.

                No options or other awards were granted in fiscal 2006. The Board and Executive Compensation Committee instead opted for the grant of moderate salary increases and cash bonus compensation for the reasons described above. Nevertheless, the Board of Directors considers the grant of options and awards from time to time during the year (and in that regard, notes that the last awards under the 1998 Equity Incentive Compensation Plan, which were option grants, occurred in fiscal 2001), and also on an annual basis in connection with determinations on overall compensation of our executives.

                Change in Control Agreements. We provide a severance plan to our executives as a retention incentive and also to ensure that in a potential change of control situation that could benefit our stockholders, members of our management will work to ensure the best outcome for stockholders. We believe that since our executives have worked diligently to return the Company to profitability and success, it is important to protect them in the event of a change in control. We also believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them. A description of the “Termination Agreements” we have in place with our Named Officers is set forth below under the caption “Executive Compensation—Employment Contracts and Severance Agreements.” As described in that section, all benefit payments under the Termination Agreements are “double trigger” provisions, meaning that not only must a change of control occur, but other specified events must occur as well in order for payments to be required.

                Perquisites and Other Benefits. We structure our other compensation to provide competitive benefit packages to our executives. We often offer perquisites to certain of our executives, primarily automobile allowances, housing allowances, life insurance programs and supplemental health insurance programs. We have used these benefits as a retention tool and as a relatively inexpensive method of rewarding our executives, particularly when it is viewed as a part of our overall compensation program that relies in great part on the discretion of the Board of Directors and the Executive Compensation Committee in assessing individual and corporate performance.

                The only other benefits available to the Named Officers are those that are generally available to our employees, including health insurance, and participation in the Retirement Plan, which is a defined contribution plan consisting of a combined 401(k) and employee stock ownership plan. We do not offer any of our executives any pension or retirement benefits that are not otherwise enjoyed by our employees in general.

                Certain Accounting and Tax Considerations.

                We are aware that base salary, cash bonuses, stock-based awards, and other elements of our compensation programs generate charges to earnings under generally accepted accounting principles (including as provided in SFAS 123R). We generally do not adjust compensation components based on accounting factors. With respect to tax treatment, we will consider the tax effect of types of compensation, including whether we should structure incentive compensation to secure the deduction for the performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) denies a deduction for compensation paid to a named executive officer in a taxable year for compensation in excess of $1,000,000 unless such excess amount meets the definition of “performance-based compensation.” It is possible, however, that portions of any future grants or awards may not qualify as “performance-based compensation,”and, when combined with base salary and other compensation to a Named Officer, may exceed this limitation in any particular year. We have also limited the benefits that may be triggered under our Termination Agreements upon a change of control of the Company to avoid certain excise taxes and other unfavorable tax consequences related to those payments, as described below under the caption “Executive Compensation—Employment Contracts and Severance Agreements.”

Report of Board of Directors and Executive Compensation Committee

                The members of the Board of Directors and the Executive Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on such review and discussion, the members of the Board of Directors and the Executive Compensation Committee recommended that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Board of Directors	Executive Compensation Committee
John Tulin	John J. Macht
James E. Tulin	Raymond Vise
Eric. P. Luft
John J. Macht
Raymond Vise

EXECUTIVE COMPENSATION

Summary Compensation Table

                The following table sets forth certain information concerning the compensation of our Named Officers:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compen- sation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
John Tulin, Chairman of the
Board and Chief Executive
Officer	2006	$451,667	$200,000	—	—	—	—	$89,461 (1)	$741,128

Jerold R. Kassner, Executive	2006	$235,000	$75,000	—	—	—	—	$19,275 (2)(7)	$329,275
Vice President and Chief
Financial Officer

James E. Tulin,	2006	$357,000	$40,000	—	—	—	—	$28,384 (3)(7)	$425,384
Senior Vice President

Eric P. Luft, President	2006	$154,000	$396,490 (4)	—	—	—	—	$20,007 (5)(7)	$570,497

Melvin Goldfeder,
Senior Vice President	2006	$130,000	$332,638 (6)	—	—	—	—	—	$462,638

_________________

(1)

This amount includes financial planning services, a special allowance of $43,200, travel allowances of $9,000, and automobile benefits (which include lease, insurance and maintenance expenses) of $29,861.

(2)	This amount includes automobile benefits of $12,122.
(3)	This amount includes travel allowances of $10,800, financial planning services of $7,400, and automobile benefits of $4,732.
(4)	This amount includes sales commissions of $371,490. (5) This amount includes automobile benefits of $14,144. (6) This amount includes sales commissions of $312,638.
(7)	These amounts include premiums paid by the Company on certain life insurance policies owned by the Company on the lives of the Named Officers.

Grant of Plan-Based Awards

                Our 1998 Equity Incentive Compensation Plan provides for the grant, in the discretion of the Board of Directors, of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and performance and other awards. There were no grants or awards under the 1998 Equity Incentive Compensation Plan to any of the Named Officers during the fiscal year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

                No stock options or other equity incentive plan awards (whether vested or unvested) were outstanding at the end of the fiscal year ended December 31, 2006.

Option Exercises and Stock Vested

                The following table presents information concerning the exercise of stock options and the vesting of stock for the Named Officers during the fiscal year ended December 31, 2006 (no SARs, restricted stock, restricted stock units or similar instruments have been granted to any of the Named Officers, were outstanding on such date).

FISCAL 2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
John Tulin	50,000	$146,500	—	—

Jerold R. Kassner	75,000	$362,250	—	—

James E. Tulin	75,000	$261,000	—	—

Eric P. Luft	75,000	$211,500	—	—

Melvin Goldfeder	—	—	—	—

Nonqualified Defined Contribution and other Nonqualified Deferred Compensation Plans

                The following table presents information for our fiscal year ended December 31, 2006 concerning each defined contribution or other plans of the Company that provide for the deferral of compensation of the Named Officers on a basis that is not tax qualified. During fiscal 2006, our only plan was our 1987 Deferred Compensation Plan, as amended (which we refer to as the “1987 Plan”). Messrs. John Tulin, James Tulin, and Kassner did not participate in the 1987 Plan.

                The 1987 Plan was originally adopted to provide certain of our executives with the ability to defer some of their compensation until retirement. We did not make any contributions to the 1987 Plan. The compensation the executives deferred, plus interest on those deferrals, were intended to be paid to the executives in the form of a monthly annuity payment over a period of 10 years. However, in 1999, we agreed with the executives who were not already receiving payments that no further deferrals would be made and that amounts already deferred, along with interest earned, would be returned to them. Since then, all of the compensation the executives previously had deferred has been returned to them. Interest on the deferred compensation continues to be paid to the executives, and earnings continue to accrue on the remaining interest amounts to be distributed. The interest rate used to credit earnings to each participant’s outstanding balance is based on the age and tenure of each participant and ranges from 6.5% per annum to 8.5% per annum. We anticipate that all interest will be returned to the executives no later than the end of 2009.

FISCAL 2006 NON-QUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d) (1)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
John Tulin	—	—	—	—	—

Jerold R. Kassner	—	—	—	—	—

James E. Tulin	—	—	—	—	—

Eric P. Luft	—	—	$3,910	$3,910	$11,730

Melvin Goldfeder	—	—	$15,814	$15,814	—

_________________

(1) These amounts are not reflected in the summary compensation table under the caption “Executive Compensation—Summary Compensation Table” and were not reported as compensation for any Named Officer in the summary compensation table for previous years.

Employment Contracts and Severance Agreements

                During fiscal 2006, we were a party to an employment agreement with John Tulin, which terminated on December 31, 2006. Under this agreement, Mr. Tulin was employed as our Chief Executive Officer and he received a base salary during fiscal 2006 of $460,000. In addition, during fiscal 2006, we were a party to an employment agreement with James Tulin, which terminated on December 31, 2006, under which he was employed as Senior Vice President-Merchandising. James Tulin’s base salary during fiscal 2006 was $357,000.

                John Tulin entered into a new employment agreement with us effective as of January 1, 2007. This agreement terminates on December 31, 2009, but on each December 31 during the term, starting on December 31, 2007, the term is automatically extended so that on that last day of each calendar year, the employment term will be a three calendar year period, unless either we or John Tulin gives the other at least thirty (30) days notice that there will be no extension. Mr. Tulin is entitled to receive a minimum annual base salary of $500,000, and such other compensation, if any, as the Board of Directors shall determine. In addition, the agreement provides that for a period of thirty (30) days from and after the occurrence of a Change of Control (as described below), John Tulin has the right to terminate his employment agreement and receive payment of accrued but unpaid base salary and bonus compensation, if any, through the date of termination. If John Tulin’s employment agreement is terminated without cause, and he complies with provisions of his employment agreement that require him to maintain the confidentiality of our trade secrets and confidential information, and restrict him from soliciting for hire or hiring our employees, or engaging in certain competing businesses and other activities, he will be entitled to receive, in installments in accordance with the then applicable pay intervals for our executive officers, his base salary through the then applicable expiration date of the employment agreement as if no termination had occurred. If our agreement with Mr. Tulin is terminated because of the disability of Mr. Tulin, he is entitled to receive an amount equal to his average base salary for the three-calendar year period prior to disability, plus accrued but unpaid salary and bonus compensation, if any. If Mr. Tulin dies during the employment term, his legal representatives are entitled to receive his base salary through the end of the following calendar year, plus accrued but unpaid bonus compensation, if any. Had this agreement been in effect on December 29, 2006, the last business day of our last fiscal year, the estimated maximum payments and benefits that would have been due upon Mr. Tulin’s disability or death on that date would have been $500,000.

                James E. Tulin entered into an employment agreement with us effective as of January 1, 2007, which terminates on December 31, 2009. Mr. Tulin is entitled to receive a minimum base salary of $357,000, and such bonus and other compensation, if any, as the Board of Directors shall determine. In addition, the agreement provides that for a period of fifteen (15) days from and after the occurrence of a Change of Control, James Tulin has the right to terminate his employment agreement prior to the established expiration date and receive payment of accrued but unpaid base salary and bonus compensation, if any, through the date of such termination. If James Tulin’s employment agreement is terminated without cause, and he complies with provisions of his employment agreement that require him to maintain the confidentiality of our trade secrets and confidential information, and restrict him from soliciting for hire or hiring our employees, or engaging in certain competing businesses, he will be entitled to receive, in installments in accordance with the then applicable pay intervals for executive officers of the Company, his then applicable base salary through the then applicable expiration date of the employment agreement as if no termination had occurred. If Mr. Tulin dies during the employment term, his legal representatives are entitled to receive his base salary through the end of the calendar year during which death occurs, plus accrued but unpaid bonus compensation. Had this agreement been in effect on December 29, 2006, the last business day of our last fiscal year, the estimated maximum payments and benefits that would be due upon Mr. Tulin’s death would have been approximately $3,000.

                During fiscal 2006, we were also a party to an amended and restated employment agreement with Eric P. Luft, pursuant to which Mr. Luft served as Senior Vice President —Men’s Division. Under the agreement, during fiscal 2006 Mr. Luft received a base salary of $144,000 per year, plus such additional compensation, if any, as the Board of Directors shall determine, plus annual commission compensation in an amount equal to the greater of (i) $128,000 and (ii) commission compensation calculated and payable in accordance with any commission compensation arrangement that may exist from time to time between us and Mr. Luft. Mr. Luft’s commission compensation for fiscal 2006 is disclosed above under the caption “Executive Compensation—Summary Compensation Table.” Under the agreement as in effect during 2006, if Mr. Luft died at any time during the employment term, his legal representatives were entitled to receive $282,000, payable installments in accordance with the then applicable pay intervals for executive officers of the Company.

                Subsequent to the end of fiscal 2006, Mr. Luft’s amended and restated employment agreement was further amended (we refer to this agreement as the “New Luft Agreement”). Under the New Luft Agreement, Mr. Luft is entitled to receive a base salary of $154,000, and commission compensation equal to the greater of (i) $128,000 and (ii) .05% of certain of our domestic net sales. The New Luft Agreement also provides that if at any time after a Change of Control, John Tulin shall no longer be the chief executive officer of the Company, then for a period of fifteen (15) days thereafter, Mr. Luft has the right to terminate his employment agreement and receive payment of accrued but unpaid base salary and accrued but unpaid commission compensation, if any, through the date this Agreement shall terminate. If Mr. Luft’s employment agreement is terminated without cause, and he complies with provisions of his employment agreement that require him to maintain the confidentiality of our trade secrets and confidential information, and restrict him from soliciting for hire or hiring our employees, or engaging in certain competing businesses and other activities, he will be entitled to receive, in installments in accordance with the then applicable pay intervals for executive officers of the Company, $282,000 plus an additional amount equal to a pro rata portion of $282,000 for the number of months from the preceding July 1 to the last day of the calendar month in which his employment terminates. However, if his employment is terminated and he is entitled to receive amounts under his termination agreement with us (which is described below), Mr. Luft must choose to receive either (i) the amounts he may be entitled to under his employment agreement, or (ii) the amounts he may be entitled to under his termination agreement, but not both amounts. If the New Luft Agreement is terminated because of the disability of Mr. Luft, he is entitled to receive an amount equal to his average base salary and commission compensation for the three-calendar year period prior to disability, plus accrued but unpaid salary, commission compensation and bonus compensation, if any. If Mr. Luft dies during the employment term, his legal representatives are entitled to receive, in installments in accordance with the then applicable pay intervals for executive officers of the Company, an amount equal to his average base salary and commission compensation for the three-calendar year period prior to death, plus accrued but unpaid salary and bonus compensation, if any. Had this agreement been in effect on December 29, 2006, the last business day of our last fiscal year, the estimated maximum payments and benefits that would be due upon Mr. Luft’s disability or death on that date would have been $442,500.

                We are also a party to a severance agreement with Jerold R. Kassner, our Chief Financial Officer. If we terminate Mr. Kassner’s employment for any reason other than cause, disability or death, he will be entitled to receive, among other things, his base salary (subject to reduction in certain circumstances) plus certain medical benefits for him and his family for up to one-year after termination. Mr. Kassner’s base salary during fiscal 2006 was $235,000. The estimated payments and benefits that would be due upon such a termination would be $235,000.

                We entered into termination agreements with Messrs. John Tulin, James Tulin, Eric P. Luft, Melvin Goldfeder, and Jerold R. Kassner (we call each of these, a “Termination Agreement”). Each Termination Agreement contains an automatic annual extension on each December 31 unless give 30 days written notice prior to the then current expiration date that there shall be no extension. In the event of a Change of Control, followed by a significant change in the duties, powers or conditions of employment of any such officer, the officer may within 2 years thereafter terminate his employment and receive a lump sum payment equal to 2.99 times the officer’s “base amount” (as defined in Section 280G (b)(3) of the Internal Revenue Code of 1986, as amended). Based on the Named Officers’ compensation for fiscal 2006, the estimated payments that would be due upon a termination that would trigger payments under these Termination Agreements would be approximately $1,378,976 for John Tulin, $585,722 for Jerold R. Kassner, $1,003,807 for James E. Tulin, $1,194,561 for Eric P. Luft and $1,033,631 for Melvin Goldfeder.

                For purposes of each of the employment agreements of John Tulin, James E. Tulin and Eric P. Luft, and the Termination Agreements, a “Change of Control” will be considered to have occurred if (i) there has occurred a change in control as the term “control” is defined in Rule 12b-2 promulgated under the Exchange Act as in effect on the date hereof; (ii) when any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), except for The New Swank, Inc. Retirement Plan and Trust or any other any employee stock ownership plan or trust (or any of the trustees thereof) or other of our benefit plans, becomes a beneficial owner, directly or indirectly, of our securities representing twenty-five (25%) percent or more of our then outstanding securities having the right to vote on the election of directors; (iii) during any period of not more than two (2) consecutive years (not including any period prior to the execution of the Agreement), individuals (other than John Tulin) who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with us to effect a transaction described in clauses (i), (ii), (iv), (v), (vi) or (vii)) whose election by the Board or nomination for election by our stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute at least seventy-five (75%) percent of the entire Board of Directors; (iv) when a majority of the directors (other than John Tulin) elected at any annual or special meeting of stockholders (or by written consent in lieu of a meeting) are not individuals nominated by our incumbent Board of Directors; (v) if our stockholders approve a merger or consolidation with any other corporation, other than a merger or consolidation which would result in the holders of our voting securities outstanding immediately prior thereto being the holders of at least eighty (80%) percent of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; (vi) if our stockholders approve a plan of complete liquidation of the Company; or (vii) if our stockholders approve an agreement for the sale or disposition of all or substantially all of our assets.

Terminated Pension Plans

                In 1983, we terminated our pension plans covering salaried employees and salesmen and purchased annuities from the assets of those plans to provide for the payment (commencing at age 62) of accrued benefits of those employees who were not entitled to or did not elect to receive lump sum payments. The accrued annual benefits for Messrs. John Tulin, James Tulin, and Melvin Goldfeder under these annuities are $13,116, $10,407, and $12,230, respectively.

Director Compensation

                The following table presents information relating to total compensation of our non-employee directors for the fiscal year ended December 31, 2006:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (j)
John J. Macht	$40,000	—	—	—	—	$94,316 (1)	$134,316

Raymond Vise	$40,000	—	—	—	—	$4,161 (2)	$44,161

(1)

Under agreements between us and The Macht Group, a marketing and retail consulting firm of which John J. Macht serves as President, The Macht Group is entitled to receive compensation based on net sales of products under license agreements entered into between us and licensors introduced to us by The Macht Group, and in certain instances, based on net sales of specified private label products. Aggregate compensation earned by The Macht Group under this arrangement during 2006 was $94,316.

(2)

Mr. Vise receives reimbursement for certain medical insurance premiums paid by him pursuant to benefits provided to certain of the Company’s retirees under the Company’s Post-Retirement Benefits Plan. Aggregate compensation paid to Mr. Vise under this program during 2006 was $4,161.

                Each non-employee director receives an annual director’s fee of $6,000 for each meeting of the Board. Mr. Macht, Chairman of the Audit Committee, receives $6,500 for each meeting of the Audit Committee attended by him in person or via teleconference, and each other non-employee director receives $4,000 for each such meeting. Each non-employee director receives $4,000 for each other Board committee meeting attended by him in person or via teleconference.

Certain Relationships and Related Transactions

                We employed Christine Tulin (who is the daughter of John Tulin) during 2006 as Vice President and Merchandise Manager — men’s jewelry. Ms. Tulin is responsible for the development of merchandise design and packaging concepts for our various licensed and private label men’s jewelry collections. Aggregate compensation earned by Christine Tulin for services rendered during 2006 amounted to $190,833.

                On April 1, 2004, Marshall Tulin, our former Chairman of the Board, loaned to us $350,000 under the terms of a subordinated promissory note, as amended and restated as of June 30, 2004 (the “Note”), issued by the Company to Mr. Tulin. The Note bore interest at 7% per annum, payable quarterly, and was subordinated in right of payment to our senior debt, as defined in the Note. We paid interest of $12,149 on the Note during fiscal 2006. Mr. Tulin and, after his death, his estate (the “Estate”) had the option at any time to convert the principal amount of the Note into shares of our Common Stock pursuant to a formula based on the greater of the aggregate market value of the Company or its going concern value as determined by an investment banking firm or nationally recognized accounting firm, on the conversion date, but in no event in excess of 20% of the then issued and outstanding shares of our Common Stock on the conversion date. John Tulin, our Chairman and Chief Executive Officer, and James E. Tulin, a Senior Vice President, are co-executors of the Estate. On June 30, 2006, the Estate converted the Note into 116,166 shares of Common Stock pursuant to a formula set forth in the Note.

                Our Board has designated the Executive Compensation Committee, comprised of Raymond Vise and John J. Macht, to review and approve the compensation of our Chairman of the Board, Chief Executive Officer and President (as set forth in our Amended and Restated By-laws), and our other executive officers, as well as (except as provided below) any other transaction, in which the amount involved exceeds $120,000 and in which any director, or nominee for director, any executive officer, and/or any immediate family member of any such person, or any holder of five percent (5%) of our Common Stock, has a direct or indirect material interest (each such transaction being called an “Interested Transaction”). Our entire Board of Directors, without the participation of any interested member of the Board, approves the grant of all stock options to such individuals. The terms and conditions of any Interested Transaction with Mr. Macht (as set forth above under the caption “Executive Compensation—Director Compensation”) are approved by the entire Board of Directors without the participation of Mr. Macht. The authority of the Executive Compensation Committee is evidenced, in part, in our Amended and Restated By-laws and, in part, by authorizing resolutions of the Board of Directors, but these procedures are not otherwise set forth in writing. The Board of Directors and the Executive Compensation Committee intend that each Interested Transaction will be on terms and conditions that are no less favorable to us than we could have obtained from unaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance.

                The Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of our Common Stock, to file initial reports of ownership, and reports of changes of ownership, of our equity securities with the Securities and Exchange Commission and furnish copies of those reports to us. Based solely on a review of the copies of the statements furnished to us to date, or written representations that no statements were required, we believe that all statements required to be filed by such persons with respect to our fiscal year ended December 31, 2006 were timely filed, except that William F. Rubin, a Senior Vice President of the Company, filed a Form 5 late with respect to five transactions that should have been filed on Forms 4 but were not during our last fiscal year, and The New Swank, Inc. Retirement Plan filed three late Forms 4 with respect to six transactions.

II. RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

                The Audit Committee has appointed BDO Seidman, LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2007. BDO Seidman, LLP has been our auditor since October 2002. A representative of BDO Seidman, LLP, is expected to be present at the Annual Meeting, will be given an opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees

                Aggregate audit fees billed and expected to be billed by BDO Seidman, LLP for its audit of our financial statements for the years ended December 31, 2006 and December 31, 2005, and for its review of the financial statements included in our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for fiscal 2006 and fiscal 2005, were $210,800 and $201,000, respectively.

Audit-Related Fees

                Aggregate fees billed and expected to be billed by BDO Seidman, LLP for assurance and related services performed by BDO Seidman, LLP and reasonably related to the audit and review services performed by BDO Seidman, LLP described above under the caption “Audit Fees” totaled $27,100 and $26,400 for fiscal 2006 and 2005, respectively.

Tax Fees

                In addition to the fees described above, aggregate fees of $26,635 and $30,800, respectively, were billed by BDO Seidman, LLP during the years ended December 31, 2006 and December 31, 2005, respectively, for income tax compliance and related tax services.

All Other Fees

                None.

Pre-Approval Policies and Procedures

                All audit-related services, tax services and other services were pre-approved by the Audit Committee of the Board of Directors. The Audit Committee’s pre-approval policies and procedures are to pre-approve, on a case-by-case basis, all audit, audit-related, tax and other services to be performed by our independent public registered accounting firm.

MISCELLANEOUS

                Any proxy may be revoked by the person giving it at any time prior to the exercise of the powers conferred in the proxy by:

•	delivering a written notice revoking the proxy to our Secretary, Jerold R. Kassner, at 656 Joseph Warner Boulevard, Taunton, Massachusetts 02780 at any time prior to or at the Annual Meeting;

•	delivering a duly executed proxy bearing a later date to our Secretary at the address set forth above or at the Annual Meeting; or

•	voting in person at the Annual Meeting.

                In order to be included in the proxy materials for our 2008 annual meeting of stockholders, stockholder proposals must be received by the Company on or before March 23, 2008. As to any proposal intended to be presented by a stockholder without inclusion in our proxy statement and form of proxy for our 2008 annual meeting of stockholders, the proxies named in our form of proxy for that meeting will be entitled to exercise discretionary authority on any such proposal unless we receive notice of the matter on or before June 6, 2008. However, even if such notice is timely received, such proxies may nevertheless be entitled to exercise discretionary authority on such matter to the extent permitted by Rule 14a-4(c)(2) of the Securities Exchange Act of 1934, as amended.

                The solicitation of proxies in the accompanying form will be made, at the Company’s expense, primarily by mail. In addition, proxies may be solicited in person or by telephone, telegraph, or facsimile or other electronic transmission, by officers, directors and regular employees of the Company. The Company will reimburse brokerage firms, nominees, fiduciaries and other custodians their reasonable expenses for forwarding the proxy material to beneficial owners and obtaining their instructions.

                The accompanying proxy will be voted as specified by stockholders. If no specification is made, it is intended that the proxy will be voted FOR the election of all directors and FOR the approval of the appointment of BDO Seidman, LLP as our independent registered public accounting firm.

                The Board does not know of any other matter to be brought before the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their judgment on such matters.

By Order of the Board of Directors

Jerold R. Kassner
Secretary

July 20, 2007

ANNUAL MEETING OF STOCKHOLDERS OF

# SWANK, INC.

**August 23, 2007**

## Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230000000000000000 0 082307

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.**
**PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE** ☒

1. Election of two (2) Class III directors to serve on the Company's Board of Directors:

NOMINEES:
- ○ Raymond Vise
- ○ Michael M. Rubin

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

**INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:** ●

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 2. The approval of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the year 2007. | ☐ | ☐ | ☐ |

**A PROPERLY EXECUTED PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR, "FOR" ITEM 2 AND WITH DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

# SWANK, INC.

**90 Park Avenue, New York, New York 10016**
**Proxy for Annual Meeting of Stockholders**

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**

The undersigned hereby constitutes and appoints Jerold R. Kassner and John Tulin, and each of them, with full power of substitution, the attorneys and proxies of the undersigned, to attend the 2007 Annual Meeting of Stockholders of SWANK, INC. (the "Company") to be held at the Company's offices at 656 Joseph Warner Blvd., Taunton, Massachusetts 02780, on August 23, 2007 at 9:30 A.M. local time, and all adjournments thereof, to vote all shares of Common Stock of the Company which the undersigned may be entitled to vote upon the following matters:

**(Continued and to be signed on the reverse side)**

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